    As filed with the Securities and Exchange Commission on July 10, 1996.
                                                   Registration No. 333-________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  ------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                            CORPORATE EXPRESS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

   Colorado                        5112                         84-0978360
(State or Other              (Primary Standard               (I.R.S. Employer
Jurisdiction of                 Industrial                Identification Number)
Incorporation or         Classification Code Number)
 Organization)

                            325 Interlocken Parkway
                           Broomfield, Colorado 80021
                                 (303) 373-2800
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                  JIRKA RYSAVY
                            Chief Executive Officer
                            Corporate Express, Inc.
                            325 Interlocken Parkway
                          Broomfield, Colorado  80021
                                 (303) 373-2800
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               -----------------

                                   Copies to:

                             JUSTIN P. KLEIN, ESQ.
                            GERALD J. GUARCINI, ESQ.
                       Ballard Spahr Andrews & Ingersoll
                         1735 Market Street, 51st Floor
                     Philadelphia, Pennsylvania 19103-7599
                                 (215) 665-8500

                                ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

                         ------------------------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box. [_]

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================
  Title of Each
    Class of                   Proposed Maximum  Proposed Maximum    Amount of
Securities to Be    Amount to   Offering Price       Aggregate      Registration
   Registered     Be Registered   Per Share      Offering Price(1)     Fee(1)
- --------------------------------------------------------------------------------
Common Stock      14,000,000      $ 36.25         $ 507,500,000     $ 175,000
($.0002 par         shares
  value)
- --------------------------------------------------------------------------------

(1) The registration fee was computed on the basis of the market value of the Common Stock of Corporate Express, Inc., computed in accordance with Rule 457(c) on the basis of the average of high and low prices per share of such stock on the Nasdaq National Market on July 9, 1996.

                   -----------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            CORPORATE EXPRESS, INC.

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K

    Item Number                                      Location in Prospectus
    -----------                                      ----------------------
A.  INFORMATION ABOUT THE TRANSACTION

    1.  Forepart of Registration
        Statement and Outside Front
        Cover Page of Prospectus........  Cover Page of Registration Statement;
                                          Cross Reference Sheet; Outside Front
                                          Cover Page of Proxy Statement and
                                          Prospectus

    2.  Inside Front and Outside Back
        Cover Pages of Prospectus.......  Available Information

    3.  Risk Factors, Ratio of Earnings
        to Fixed Charges and Other
        Information.....................  Summary; Risk Factors

    4.  Terms of the Transaction........  Summary; Description of Capital Stock

    5.  Pro Forma Financial Information.              *

    6.  Material Contacts with the
        Company Being Acquired..........              *

    7.  Additional Information Required
        for Reoffering by Persons and
        Parties Deemed to be
        Underwriters....................              *

    8.  Interests of Named Experts and
        Counsel.........................  Legal Matters

    9.  Disclosure of Commission
        Position on Indemnification
        for Securities Act Liabilities..              *

B.  INFORMATION ABOUT THE REGISTRANT

    10. Information with Respect to S-3
        Registrants.....................              *

    11. Incorporation of Certain
        Documents by Reference..........  Incorporation by Reference

    12. Information with Respect to S-2
        or S-3 Registrants..............              *

    13. Incorporation of Certain
        Documents by Reference..........  Incorporation by Reference

    14. Information with Respect to
        Registrants Other than S-3
        or S-2 Registrants..............              *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15. Information with Respect to S-3
        Companies.......................              *


    Item Number                                      Location in Prospectus
    -----------                                      ----------------------
    16. Information with Respect to S-2
        or S-3 Companies................              *

    17. Information with Respect to
        Companies Other Than S-2 or S-3
        Companies.......................              *


D.  VOTING AND MANAGEMENT INFORMATION

    18. Information if Proxies, Consents
        or Other Authorizations Are to
        be Solicited....................              *

    19. Information if Proxies, Consents
        or Authorizations Are Not to be
        Solicited or in an Exchange
        Offer...........................              *

- ---------------------

*Inapplicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment.  A        +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+ +effective. This prospectus shall not constitute an offer to sell or the +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any jurisdiction in which such offer, solicitation or sale + +would be unlawful prior to registration or qualification under the securities +
+laws of any such jurisdiction.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion; Dated July 10, 1996

PROSPECTUS
- ----------


                             CORPORATE EXPRESS INC.


                       14,000,000 SHARES OF COMMON STOCK



          This Prospectus covers 14,000,000 shares of Common Stock, par value $.0002 per share, of Corporate Express, Inc. (the "Company" or "Corporate Express") which the Company may issue from time to time in connection with its direct and indirect acquisition of securities and assets of other businesses. The Company expects that the terms upon which it may issue the shares will be determined through negotiations with the shareholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. In addition, the Company may issue shares in satisfaction of currently outstanding or as yet unissued notes or warrants of the Company which have been or may be issued in connection with acquisitions, which notes or warrants are convertible into or exercisable for shares of Common Stock of the Company.

          The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CEXP." Application will be made to list the shares offered hereby on Nasdaq. The last reported sale price of the Common Stock on Nasdaq on July 9, 1996 was $37.25 per share.

          All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.


THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is July ___, 1996.

                             AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                           ________________________

          Corporate Express(R) is a registered service mark of the Company.

                           ________________________

          As used in this Prospectus, "fiscal 1991," "fiscal 1992," "fiscal 1993," "fiscal 1994," "fiscal 1995" and "fiscal 1996" refer to the Company's fiscal years ended or ending February 29, 1992, February 29, 1993, February 28, 1994, February 25, 1995, March 2, 1996 and March 1, 1997, respectively. All information regarding the Company in this Prospectus has been adjusted to reflect a one-for-two reverse stock split on August 29, 1994 and a 50% share dividend distributed on June 21, 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the year ended March 2, 1996, as amended by the Form 10-K/A filed on July 10, 1996;
          (ii) the Company's Current Report on Form 8-K/A filed on June 19, 1996; and
          (iii) the Company's Proxy Statement dated July 9, 1996 for its 1996 Annual Meeting of Shareholders.

          All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

          The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents referred to above, excluding exhibits thereto. Requests should be made to: Corporate Express, Inc., 325 Interlocken Parkway, Broomfield, Colorado 80021, Attention: Secretary. The Company's telephone number is (303) 373-2800.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

- --------------------------------------------------------------------------------

                                    SUMMARY

          The following is a summary of certain information contained elsewhere in this Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

                             The Company

          Corporate Express is a leading provider of office products and services to large corporations. Since 1991, Corporate Express has expanded through acquisitions from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia and New Zealand. Corporate Express believes it has developed a substantially different business model from traditional contract stationers, defining itself as a "Corporate Supplier" which provides a broad array of non-production goods and services to its customers while reducing overall procurement costs and providing a high level of customer service. The Company's current offering includes office supplies, computer and imaging supplies, computer software, office furniture, forms management, printing, same-day local delivery service and distribution logistics management. Corporate Express markets to its existing and prospective customers through a direct sales force and fulfills its products and services through over 400 locations and a fleet of over 7,000 owned or contracted vehicles.

          The Company's target customers are large corporations with over 100 employees. The Company believes that these large corporations increasingly are seeking to reduce the cost of procuring non-production goods and services and decrease the time and effort spent managing functions that are not considered core competencies. To that end, corporations are seeking to reduce the number of their suppliers in order to eliminate the internal costs associated with multiple invoices, deliveries, ordering procedures, uneven service levels and inconsistent product availability. Many large corporations operate from multiple locations and can benefit from selecting a single supplier who can service them nationally or internationally.

          In many non-production goods and services sectors, including office products and same-day local delivery, competition is often highly fragmented and consists primarily of smaller local or regional providers. The Company believes that the desire of large corporations to reduce their number of suppliers to a small group of reliable and cost-effective partners will lead to a further consolidation of currently fragmented sectors, as well as initiate consolidations between sectors where the ultimate requirement will be the ability to meet customers' needs rather than to supply a particular product or service.

          The Company's Corporate Supplier strategy is designed to reduce its customers' total costs and the internal effort necessary to manage the procurement of non-production goods and services. The Company believes that its target customers value a high level of service including account relationship managers, delivery services and customized pricing, electronic interfaces, reporting formats and product catalogs. Corporate Express' broad product and service offering permits the Company to reduce the procurement costs its customers incur in dealing with multiple vendors while servicing customers' broad geographical service and delivery requirements.



- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

          Corporate Express also seeks to continually reduce its merchandise and operating costs which should permit it to offer its customers lower prices. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its In-Stock Catalog and other specialty catalogs, Corporate Express is increasingly able to earn volume discounts and advertising allowances from its vendors. Corporate Express believes its computer systems represent a key strategic advantage which differentiates the Company from its competitors and permits it to achieve cost savings, provide superior customer service and centrally manage its operations.

          The Company historically has grown and intends to continue to grow in the future through a combination of acquisitions and internal growth. The Company plans to increase sales to existing customers by cross-selling its expanded product and service offering and developing existing customers into international, national or multi-regional accounts. Corporate Express seeks to gain new customers, including national and international accounts, through the marketing efforts of its direct sales force and through acquisitions of other suppliers and companies offering complementary products and services. Further, the recent merger with U.S. Delivery Systems, Inc. ("Delivery") has expanded the Company's delivery capabilities and geographic coverage in the United States and Corporate Express intends to develop sales efforts in these new geographic areas. In addition, the Company may open additional satellite sales offices and distribution breakpoints to serve new accounts and to continue to add new product and service capabilities.

          In order to better service its multi-national customers and to take advantage of the fragmented nature of many international markets, Corporate Express has devoted substantial resources to expanding outside of the United States, principally through acquisitions. The Company has acquired or made investments in companies in Canada and Australia in fiscal 1995, and the United Kingdom, New Zealand and Germany in fiscal 1996. The Company plans to enter additional international markets in the future. Over time, the Company plans to implement appropriate aspects of the Corporate Supplier business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts.

          The Company was incorporated under the laws of Colorado in 1985. The Company operates its business through various subsidiaries. The Company's executive offices are located at 325 Interlocken Parkway, Broomfield, Colorado 80021, and its telephone number is (303) 373-2800.


                         Recent Developments

          Acquisition Activity. Since the beginning of fiscal 1996, the Company has completed 29 acquisitions, which acquisitions included 25 office products companies, three delivery companies and one software reseller. Of these acquisitions, 16 were in the United States, two were in Canada, three were in the United Kingdom, four were in Australia, three were in New Zealand, and one was in Germany. The largest of the Company's completed acquisitions in fiscal 1996 closed on May 15, 1996, which acquisition was effective as of April 22, 1996, when the Company acquired all of the outstanding capital stock of ASAP Software Express, Inc. ("ASAP"), a direct reseller of computer software based in Buffalo Grove, Illinois. The purchase price for the acquisition was approximately $98 million. For its most recently completed fiscal year ended December 31, 1995, ASAP had revenues and net income of approximately $158 million and $10 million, respectively. On June 19, 1996, the Company filed with the Commission a report on Form 8-K/A containing information (including financial statements) relating to the ASAP acquisition.


- --------------------------------------------------------------------------------

          Announcement of Revised Results. After reviewing certain costs in accordance with its established policies relating to accounting for past acquisitions, the Company revised its accounting and reclassified certain costs from accrued purchase costs to warehouse assimilation costs which is now reported in warehouse operating and selling expenses. These adjustments resulted in an increase in reported expenses affecting net income by $0.87 million and $1.26 million in the second and third quarters of fiscal 1995, respectively. On June 14, 1996, the Company filed with the Commission amended quarterly reports to reflect these changes. In addition, on June 14, 1996, the Company announced that it had reduced the fiscal 1995 fourth quarter merger and other nonrecurring charges by $5.5 million to $42.8 million, of which $6.0 million was associated with changes in the Company's product offering and has been reclassified to a merger-related provision as part of cost of goods sold. These adjustments resulted in an increase in net income by $3.6 million for the fourth quarter of fiscal 1995. The net result of all of the above changes was an increase in net income for fiscal 1995 to $2.7 million, up from the $1.2 million previously announced in a press release.

          First Quarter 1996 Results. The Company announced sales of $500.6 million for the first fiscal quarter ended June 1, 1996, compared to sales of $330.4 million in the first quarter of fiscal 1995. Net income and earnings per share for the first quarter of fiscal 1996 were $9.6 million and $.13, respectively, compared to $6.5 million and $.10, respectively, for the first quarter of fiscal 1995.

          Corporate Reorganization. As of June 18, 1996, the Company consummated a reorganization pursuant to which the Company formed CEX Holdings, Inc., a wholly-owned subsidiary organized under the laws of Colorado ("CEX Holdings"), and contributed substantially all of its assets, including the capital stock of all operating subsidiaries, and assigned substantially all of its liabilities, to CEX Holdings. CEX Holdings is the sole subsidiary of the Company. The Company believes that the reorganization will enable the Company to achieve certain tax advantages, provide the Company more flexibility to engage in certain financing transactions and allow the Company to better manage its operating subsidiaries.

     Convertible Note Offering. On June 24, 1996, the Company consummated an offering of $325,000,000 principal amount of 4 1/2% Convertible Notes due July 1, 2000 (the "Notes") to certain qualified institutional buyers, institutional accredited investors and non-U.S. persons (the "Note Offering"). The Note Offering was conducted pursuant to Rule 144A, Regulation D and Regulation S under the Securities Act. The Notes will be convertible into shares of Common Stock of the Company at a conversion price of $50.00 per share, subject to certain adjustments. The Notes are general unsecured obligations of the Company which will rank pari passu with the Company's other unsecured obligations and general liabilities, including trade payables, and are effectively subordinated to all of the liabilities of the Company's subsidiaries. Neither the indenture governing the Notes nor the Notes limit the Company's or any subsidiary's right to incur secured or unsecured indebtedness.

- --------------------------------------------------------------------------------

             Important Factors Regarding Forward-Looking Statements

     Some of the information presented in this Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, uncertainties related to integrating recent acquisitions, uncertainties relating to the Company's new product and service offerings, uncertainties related to future domestic and international acquisitions, uncertainties related to the Company's systems and proprietary software, uncertainties related to legislation with respect to independent contract drivers, uncertainty of whether the Company's activities will continue to be successful, and uncertainties related to competition and the demand for the products and services offered for by the Company. Specific reference is made to the risks and uncertainties described under "Risk Factors."





- --------------------------------------------------------------------------------

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for fiscal 1995, fiscal 1994 and fiscal 1993 have been derived from the Company's consolidated financial statements which have been audited by independent auditors. The selected consolidated financial data for fiscal 1992 and fiscal 1991 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 2, 1996.

                                                                                 Fiscal Year
                                                                                 -----------
                                                            1995        1994        1993        1992        1991
                                                         ----------  ----------  ----------  ----------  ----------
                                                            (In thousands, except per share and operating data)
Statements of Operations Data:(1)
       Net sales                                         $1,590,104  $  927,918  $  337,094  $  237,473  $  195,783
       Cost of sales(2)                                   1,173,255     681,962     254,698     175,309     144,418
       Merger related inventory provisions (3)                5,952          --       1,146          --          --
                                                         ----------  ----------  ----------  ----------  ----------
          Gross profit                                      410,897     245,956      81,250      62,164      51,365
       Warehouse operating and selling expenses             297,275     188,464      69,851      49,383      38,489
       Corporate general and administrative expenses         46,980      23,852       8,690       7,139       5,088
       Merger and other nonrecurring charges (4)             36,838          --       1,928       2,592          --
                                                         ----------  ----------  ----------  ----------  ----------
          Operating profit                                   29,804      33,640         781       3,050       7,788
       Interest expense, net                                 15,396      15,610       4,463       4,087       5,109
       Other expenses (income) (5)                             (724)       (352)       (126)      1,737         480
                                                         ----------  ----------  ----------  ----------  ----------
       Income (loss) before income taxes                     15,132      18,382      (3,556)     (2,774)      2,199
       Income tax expense                                    10,952       6,164       1,894         947       1,326
                                                         ----------  ----------  ----------  ----------  ----------
       Income (loss) before minority interest                 4,180      12,218      (5,450)     (3,721)        873
       Minority interest                                      1,436          69         152          --          --
                                                         ----------  ----------  ----------  ----------  ----------
       Income (loss) from continuing operations               2,744      12,149      (5,602)     (3,721)        873
       Income (loss) from discontinued operations (6)            --          --         138      (4,571)       (435)
                                                         ----------  ----------  ----------  ----------  ----------
           Income (loss) before extraordinary item            2,744      12,149      (5,464)     (8,292)        438
       Extraordinary item (7)                                    --         586      (1,169)         --          --
                                                         ----------  ----------  ----------  ----------  ----------
           Net income (loss)                             $    2,744  $   12,735  $   (6,633) $   (8,292) $      438
                                                         ==========  ==========  ==========  ==========  ==========
       Per common share:
           Income (loss) from continuing operations      $      .04  $      .24  $     (.21)
                                                         ==========  ==========  ==========
           Net income (loss)                             $      .04  $      .25  $     (.25)
                                                         ==========  ==========  ==========
       Shares used to compute per share amounts              68,057      49,195      32,265
                                                         ==========  ==========  ==========
Balance Sheet Data: (1)
       Working capital                                   $  217,243  $  131,202  $   68,084  $   25,560  $   21,061
       Total assets                                         910,523     568,161     387,477     108,811      83,682
       Long-term debt and capital lease obligations         137,468     166,427     161,881      38,576      39,339
       Shareholders' equity and redeemable preferred(8)     496,514     240,470     100,045      25,528      14,502
- --------------------

(1) The Delivery acquisition (effective March 1, 1996), the acquisition of Richard Young Journal, Inc. ("Young") (effective February 27, 1996) and the acquisition of Lucas Bros., Inc. ("Lucas") (effective November 30, 1993) were accounted for as poolings of interests and, accordingly, the Delivery, Young and Lucas accounts and results are included for all periods presented.
(2)  Cost of sales includes occupancy and delivery expenses.
(3) Reflects the write-down to market value of certain inventory which the Company has decided to eliminate from its product line in connection with the Delivery, Young and Lucas mergers.
(4) Merger and other nonrecurring charges relate primarily to the mergers with Delivery and Young in fiscal 1995 and Lucas in fiscal 1993 and include, among other things, costs to complete the acquisitions, merging and closing redundant facilities, and centralizing certain administrative functions.
(5)  Includes a write-off of $1.2 million of investments in fiscal 1992.
(6) In November 1990, Corporate Express made a strategic decision to close all of its retail operations and, in February 1993, Lucas adopted a plan to discontinue its retail operations.
(7) Reflects extraordinary loss related to a write-off of an unamortized discount on debt in fiscal 1993 and extraordinary gain related to the repurchase by the Company of $10 million principal amount of Notes in fiscal 1994.
(8)  Redeemable preferred was converted to common stock in fiscal 1994.

                                  RISK FACTORS

       In addition to other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.

       Rapid Expansion; Integration of Acquisitions; Dependence on Acquisitions for Future Growth. Through numerous acquisitions completed since 1991, Corporate Express significantly increased the scope of its operations from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia and New Zealand. The majority of these acquisitions have occurred within the past two years. To date in fiscal 1996, the Company (through its subsidiaries including Young and Delivery) has completed 29 acquisitions. In fiscal 1995, the Company completed 51 acquisitions. In fiscal 1994, the Company completed 26 acquisitions. There can be no assurance that Corporate Express' management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increase in the size and scope of Corporate Express' operations and acquisition activity.

       An important part of Corporate Express' strategy is to integrate its acquisitions in North America into its operations and implement the Corporate Express business model. The Company has not fully implemented the Corporate Express business model in many of its North American regions, which regions generally are not performing as favorably as the regions in which the Corporate Express business model has been implemented. In addition, there can be no assurance that Corporate Express will be able to implement key aspects of the Corporate Express business model in a timely manner without substantial costs, delays, or other problems. Recent acquisitions may not achieve sales, profitability or asset productivity commensurate with Corporate Express' more mature regions. In addition, acquisitions involve a number of special risks, including adverse short-term effects on Corporate Express' reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of acquired intangible assets and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

       A major element of Corporate Express' business strategy is to continue to pursue acquisitions that either expand or complement its business in new or existing regions. Acquisitions have constituted, and the Company expects that acquisitions will continue to constitute in the future, a principal component of growth in revenue and operating income. There can be no assurance that Corporate Express will be able to identify and acquire acceptable acquisition candidates on terms favorable to it and in a timely manner to the extent necessary to fulfill its expansion plans. A substantial portion of Corporate Express' capital resources could be used for these acquisitions. Consequently, the Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on favorable terms, if at all. The failure to complete acquisitions and continue its expansion could have a material adverse effect on Corporate Express' financial performance. As the Company proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

       International Expansion. The Company acquired or made investments in companies in Canada and Australia in calendar 1995 and the United Kingdom and New Zealand in calendar 1996. In addition, the Company recently entered Germany and plans to enter additional international markets in the future. Over time, the Company plans to implement appropriate aspects of the Corporate Supplier business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts. Expansion into international markets may involve additional risks relating to implementing key aspects of the Corporate Express business model, as well as risks relating to currency exchange rates, new and different legal, tax, accounting and regulatory requirements, difficulties in staffing and managing foreign operations, operating difficulties and other factors. Due to a review of competition in the Australian office products market by the Australian Competition and Consumer Commission, future acquisitions of office products suppliers by the Company's majority-owned subsidiary, Corporate Express Australia, may be subject to heightened regulatory scrutiny.

       Expanded Product and Service Offering. In recent months, the Company has significantly expanded its product and service offering through the acquisition of Young, a computer products distributor, Delivery, a same-day local delivery company, and ASAP, a direct reseller of computer software and provider of related services. Certain complementary products now offered by the Company, such as computer software, have lower gross profit margins than the products traditionally sold by the Company. The Company intends to continue to make additions to its product and service offering in the future. Moreover, the addition by the Company to its product and service offering presents certain risks and uncertainties involving the Company's relative unfamiliarity with these new products and services and the market for such new products and services. There can be no assurance that the Company will be successful in developing or integrating these or other additions, or that its existing customers will accept such additions, to the products and services currently offered by the Company.

       Dependence on Systems. During April 1996, Corporate Express began the implementation of a new 3.0 release of its "ISIS" computer software which is being developed to incorporate three-tier client/server architecture that is expected to permit customers and suppliers to better communicate with Corporate Express. ISIS is intended to give Corporate Express the ability to more readily customize its product offering, operating procedures and customer services. This is expected to give Corporate Express the ability to integrate various product and service offerings, enabling it to reduce procurement costs for its customers and add value as a service provider. There can be no assurance that the Company's goals with respect to the systems will be attained. Pending full introduction of the ISIS upgrades, which may take in excess of 24 months to complete in North America, various of the Company's operations will be dependent upon different hardware or software operating systems which may be costly to maintain or integrate. Further, the Company anticipates that ongoing modifications to its computer systems such as the introduction of the new release of ISIS will continue to be made in the future and such modifications may cause disruptions in operations, delay the integration of acquisitions, or cost more to design, implement or operate than currently budgeted. Any such disruptions, delays or costs could have a material adverse effect on the Company's operations and financial performance.

       Although Corporate Express uses computers which have been reliable to date, it does not currently have redundant computer systems or redundant dedicated communication lines linking one of its computers to each regional warehouse. Corporate Express has taken precautions to protect itself from events that could interrupt its operations, including back-up power supplies that allow its computer system to function in the event of a power outage, off-site storage of back-up data, fire protection, physical security systems and an early warning detection and fire extinguishing system. Notwithstanding these precautions, there can be no assurance that a fire, flood or other natural disaster affecting Corporate Express' system or its dedicated communication line would not disable the system or prevent the system from communicating with the regional warehouses. The occurrence of any of these events could have a material adverse effect on the Company's operations and financial performance.

       Substantial Competition. Corporate Express operates in a highly competitive environment. The Company's principal competitors in North America for office supplies and computer products are regional and national contract stationers, including the contract stationer operations of office products superstores, large direct resellers, privately-held companies that generally operate in only one location, and distributors of business software for personal computers. In the delivery services sector, the Company also has numerous competitors. Certain of these competitors have financial or other capabilities which may be equal to or greater than the Company's and others which provide different types or levels of service.

       Each of the Company's major product and service categories are within fragmented industries which are currently experiencing a trend toward consolidation. Certain of the Company's competitors have greater financial resources than Corporate Express. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available on favorable terms, if at all.

       Fluctuations in Quarterly Operating Results. Corporate Express' product distribution business is subject to seasonal influences. In particular, net sales and profits in the United States and Canada are typically lower in the three months ending in late August due to lower levels of business activity during the summer months. Because cost of sales includes delivery and occupancy expenses, gross profit as a percentage of net sales may be impacted by seasonal fluctuations in net sales and the acquisition of less efficient operations. Quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Therefore, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

       Dependence on Key Management. Corporate Express' success will continue to depend to a significant extent on its executive officers and other key management. Corporate Express has entered into employment agreements with certain executive officers. There can be no assurance that Corporate Express will be able to retain its executive officers and key personnel or attract additional qualified members of management in the future. In addition, the success of certain of Corporate Express' acquisitions may depend, in part, on Corporate Express' ability to retain management personnel of the acquired companies. The loss of the services of any key managers could have a material adverse effect upon Corporate Express' business.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock has been and can be expected to continue to be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving the Company, announcements by the Company or its competitors, general conditions in the office products and services industry and other factors. Since the beginning of fiscal 1996, the Common Stock has traded in the range of $28.88 to $46.75. The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of publicly traded companies. These broad fluctuations may adversely affect the market price of the Common Stock.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on Nasdaq under the symbol "CEXP." The following table sets forth the high and low sales prices for the Common Stock from September 23, 1994, the date of the Company's initial public offering, through July 3, 1996.


                                                             High        Low
                                                             ----        ---

1994
- ----

Third Quarter (from September 23, 1994)................    $15.83     $12.83
Fourth Quarter.........................................     17.50      11.00

1995
- ----

First Quarter..........................................    $20.00     $15.33
Second Quarter.........................................     25.75      19.00
Third Quarter..........................................     29.88      20.00
Fourth Quarter.........................................     31.63      23.13

1996
- ----

First Quarter..........................................    $42.25     $28.88
Second Quarter (through July 9, 1996)..................     45.81      35.38

       On July 9, 1996, the closing sale price of the Common Stock on Nasdaq was $37.25 per share. On July 9, 1996, there were approximately 570 shareholders of record of Common Stock.

                                DIVIDEND POLICY

       Corporate Express has not paid cash dividends since its inception. It is anticipated that Corporate Express will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future payment of dividends will be at the discretion of the Corporate Express Board of Directors and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. Corporate Express' senior credit facility (the "Senior Credit Facility") prohibits the distribution of dividends without the prior written consent of the lenders. Additionally, the indenture (the "Indenture") governing Corporate Express' 9 1/8% Senior Subordinated Notes (the "Notes") prohibits any dividend which would cause a default under the Indenture or which would cause the failure to comply with certain financial covenants.

                          DESCRIPTION OF CAPITAL STOCK

General

       The Company is authorized to issue 100,000,000 shares of common stock, par value $.0002 per share, 25,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock") and 3,000,000 shares of nonvoting common stock, par value $.0002 per share. All outstanding shares of Common Stock are fully paid and nonassessable. As of June 27, 1996, there were 69,658,160 shares of Common Stock outstanding and no shares of Preferred Stock or nonvoting common stock outstanding.

       The following summary description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the description of the Company's capital stock contained in the Articles of Amendment and Restatement, a copy of which has been filed with the Commission. Reference is made to the Articles for a detailed description of the provisions summarized below.

Common Stock

       Each holder of Common Stock is entitled to one vote for each share owned of record on all matters submitted to the vote of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to voting rights, if any, of holders of Preferred Stock, if any, to elect directors. Subject to preferences that may be applicable to any Preferred Stock that may be issued in the future and the restrictions on payment of dividends imposed by credit facilities and other agreements, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor and will be entitled, after payment of all prior claims, to receive, on a pro rata basis, all assets of Corporate Express upon its liquidation, dissolution or winding up. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of the Common Stock generally have no preemptive rights to maintain their respective percentage of ownership in future offers and sales of stock by the Company. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of any Preferred Stock which may be issued in the future.

       The Common Stock is listed on the Nasdaq National Market and trades under the symbol "CEXP".

Nonvoting Common Stock

       Corporate Express, J.P. Morgan and certain other designated shareholders are parties to Recapitalization Agreements dated as of December 3, 1991 and August 29, 1992, pursuant to which J.P. Morgan, or any transferee of J.P. Morgan, may exchange its voting shares of Corporate Express' capital stock for nonvoting shares of the same number and class to comply with regulatory constraints. If such exchange rights are exercised, the voting shares held by J.P. Morgan, or its transferee, would be exchanged for an equal number of shares of nonvoting common stock. The rights of any holder of nonvoting common stock, if issued, would be identical to the rights of the holders of Common Stock, except that there would be no voting rights with respect to the nonvoting common stock. No shares of nonvoting common stock have been issued.

Preferred Stock

       None of Corporate Express' authorized Preferred Stock is issued or outstanding. The Corporate Express Board of Directors is authorized to divide the Preferred Stock into one or more series and to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including any dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Company's Board of Directors may, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could have certain anti-takeover effects. Corporate Express has no present plans to issue any shares of Preferred Stock.

Registration Rights of Certain Holders

       The holders of certain shares of Common Stock (the "Registrable Securities"), or their transferees, are entitled to certain rights with respect to the registration under the Securities Act of their shares. These rights are provided under the terms of agreements between the Company and the holders of Registrable Securities. Whenever the Company proposes to register any shares of Common Stock, it is required to give notice to the holders of Registrable Securities and to include their shares of Common Stock in the registration statement ("Piggyback Registration Rights"). A holder's Piggyback Registration Rights are subject to certain conditions, including the ability of the underwriters for a public offering to limit the number of shares included in the offering or to exclude certain Registrable Securities from the offering. Subject to certain limitations in the agreements, the holders of certain Registrable Securities are also entitled, on no more than two occasions (three occasions, in limited circumstances), to require that the Company use its reasonable best efforts to file a registration statement under the Securities Act, at Company expense, covering the registration of the Registrable Securities. All registration expenses, other than the fees of the holder's own counsel and any transfer taxes and underwriting discounts and commissions, incurred in connection with a registration of the Registrable Securities required by the holder shall be borne by the Company. The Company will indemnify the holder against all claims resulting from any untrue statement of a material fact or material omission made in connection with any registration statement covering the Registrable Securities.

Information Rights

       Corporate Express is obligated to provide certain holders of Common Stock and warrants exercisable for Common Stock, with copies of all proxy statements, registration statements, publicly filed notifications, information provided to security holders of Corporate Express or the financial community generally, and a detailed budget for each fiscal year.

Limitations on Directors' Liabilities and Indemnification

       As permitted by the Colorado Business Corporation Act, the Articles and By-Laws provide that no director or officer will be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director or officer derives an improper personal benefit. The effect of this provision is to eliminate the rights of Corporate Express and its shareholders to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i),
(ii), (iii) and (iv) above. This provision does not limit or eliminate the rights of Corporate Express or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's or officer's duty of care. The Articles of Amendment and Restatement and By-Laws also provide that Corporate Express shall, to the fullest extent permitted by law, indemnify and advance expenses to each of its currently acting and former directors and officers and may indemnify and advance expenses to each of its currently acting and former employees and agents. Corporate Express has entered into agreements to provide indemnification for its directors and certain officers consistent with the Articles of Amendment and Restatement and By-Laws and has obtained director's and officer's liability insurance.

                                 LEGAL MATTERS

       The validity of the Common Stock offered hereby will be passed upon for Corporate Express by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.

                                    EXPERTS

       The consolidated financial statements and financial statement schedule of Corporate Express, Inc. included in the Form 10-K have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report included therein. In their report, that firm states that with respect to Corporate Express of the East, Inc. (formerly Corporate Express of Delaware, Inc.) and subsidiaries, its opinion is based on the report of Arthur Andersen LLP, independent public accountants.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

       Section 7-109-101, et seq., of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the corporation (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director, officer, employee, fiduciary or agent must have had no reasonable cause to believe his conduct was unlawful. Under Colorado law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director is adjudged liable to the corporation, or in a proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.

       Corporate Express' Articles of Amendment and Restatement and By-Laws provide that Corporate Express shall indemnify its officers and directors to the full extent permitted by the law. The indemnification provisions in Corporate Express' By-Laws are substantially similar to the provisions of Section 7-109-101, et seq. Corporate Express has entered into agreements to provide indemnification for its directors and certain officers consistent with its Articles of Amendment and Restatement and By-Laws.

Item 21. Exhibits and Financial Statement Schedules

       (a) Exhibits

       Except as otherwise noted, the Exhibit was previously filed as an exhibit (or incorporated by reference) to Corporate Express' Annual Report on Form 10-K for the fiscal year ended March 2, 1996, and is incorporated herein by reference with respect to such exhibits.

     Exhibit
     Number        Description
     ------        -----------

     3.1 Articles of Amendment and Restatement of the Articles of Incorporation of Corporate Express, Inc., a Colorado corporation (the "Company"), filed on September 30, 1994.

     3.2           Amended and Restated By-Laws of the Company.

     4.1           Specimen Common Stock Certificate of the Company.

     4.2           Form of Warrant Agreement.

     4.3 Credit Agreement, dated as of February 28, 1994 by and among the Company, various Financial Institutions, Sanwa Business
                   Credit Corporation and Continental Bank N.A., as amended (the
                   "Senior Credit Facility").

     4.4 Indenture dated as of February 28, 1994 by and among the Company, and the Guarantors named therein and First Trust
                   National Association for the $100,000,000 9 1/8% Senior
                   Subordinated Notes.

     4.5 Note Purchase Agreement dated February 22, 1994 by and among the Company, McQuiddy Holdings Inc., McQuiddy Office
                   Designers, Inc., New Jersey Office Supply Inc., Ross-Martin
                   Company Inc., Scott Rice Company Inc., Schwabacher/Frey,
                   Inc., Bayless Stationers, Inc., Donaldson, Lufkin & Jenrette
                   Securities Corporation and Alex. Brown & Sons Incorporated.

     4.6 Recapitalization Agreement dated December 3, 1991, by and between the Company, J.P. Morgan Investment Corporation
                   ("J.P. Morgan") and Shareholders.

     4.7 Recapitalization Agreement dated August 29, 1992 by and among the Company, J.P. Morgan and certain shareholders.

     4.8           First Amendment to the Senior Credit Facility, dated as of
                   May 10, 1996 by and among the Company and Bank of America, Illinois.

   **4.9 Indenture dated as of June 24, 1996 by and between the Company and Bankers Trust Company for the 4 1/2% Convertible
                   Notes.

   **5.1           Opinion of Ballard Spahr Andrews & Ingersoll.

    10.1 Employment Agreement (Restated) dated as of January 1, 1992, by and between the Company and Jirka Rysavy, as amended.

Exhibit
Number              Description
- ------              -----------

10.2 Employment Agreement dated as of August 25, 1993, by and between the Company and Robert King, as amended effective July 15, 1994.

10.3 Stock Purchase Agreement dated September 26, 1993, by and among the Company, Synergom, Inc. and OfficeMax, Inc., as amended.

10.4 Agreement and Plan of Merger, dated May 3, 1993, by and among Lindsay's Business Supplies and Furniture, Inc. ("Lindsay's"), the shareholders of Lindsay's and the Company, as amended on May 6, 1993.

10.5 Stock Purchase Agreement dated November 19, 1993 by and among HM Holdings, Inc., SFB Stationers Holdings, Inc. and the Company, as amended on December 16, 1993 and February 24, 1994.

10.6 Agreement and Plan of Merger, dated November 30, 1993, by and among Lucas Bros., Inc. ("Lucas"), the Shareholders of Lucas and the Company.

10.7 Amended and Restated 1992 Stock Option Plan, Form of Non-qualified Stock Option Agreement and Form of Incentive Stock Option Agreement.

10.8                1994 Executive Stock Option Plan.

10.9 Form of Indemnification Agreement between the Company and its officers and directors.

10.10               1994 Stock Option and Incentive Plan.

10.11               1994 Employee Stock Purchase Plan.

10.12 Stock Purchase Agreement among Siekert & Baum, Inc., Richard Buckley, Peter Reiland, other Reiland family members and related trusts, and the Company, dated as of January 13, 1995 (incorporated by reference to the Company's Form 8-K filed on January 30, 1995, as amended by the Company's Form 8-K/A filed on February 9, 1995).

10.13               Asset Purchase Agreement between Joyce International, Inc.
                    and the Company, dated as of January 9, 1995 (incorporated by reference to the Company's Form 8-K filed on January 30, 1995 as amended by the Company's Form 8-K/A filed on February 9, 1995).

10.14 Letter Agreements dated as of December 19, 1994 and February 3, 1995 amending the Senior Credit Facility (incorporated by reference to the Company's Registration Statement on Form S-1, File No. 33-90106).

Exhibit
Number              Description
- ------              -----------

10.15 Employment Agreement dated as of July 31, 1995 by and between the Company and Sam Leno (incorporated by reference to the Company's Registration Statement on Form S-1, File No. 33-95902).

10.16 Agreement among the Company, Synergom, Inc. and OfficeMax, Inc. dated as of August 25, 1995 (incorporated by reference to the Company's Registration Statement on Form S-1, File No. 33-95902).

10.17 Agreement and Plan of Merger dated as of January 6, 1996 among the Company, U.S. Delivery Systems, Inc. and DSU Acquisition Corp., as amended (incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-288).

10.18 Agreement and Plan of Merger dated as of February 8, 1996 by and among the Company, CEX Acquisition Corp., Young, Richard Young, HCC Investments, Inc., Juliet Challenger, Inc. and Wilmington Securities, Inc. (incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-288).

10.19 Stock purchase agreement dated April 22, 1996 by and among the Company, ASAP Software Express, Inc. and the shareholders of ASAP Software Express, Inc. (incorporated by reference to the Company's Form 8-K dated May 15, 1996).

21.1                List of Subsidiaries.

*23.1               Consent of Coopers & Lybrand L.L.P.

*23.2               Consent of Arthur Andersen LLP.

*23.3               Consent of Ernst & Young LLP.

**23.4              Consent of Ballard Spahr Andrews & Ingersoll.

- ------------------
*Filed herewith.
**To be filed by amendment.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final resolution of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomfield, State of Colorado, on July 9, 1996.

                                         CORPORATE EXPRESS, INC.


                                         By:     /s/ Jirka Rysavy
                                            -----------------------------------
                                         Chairman of the Board and
                                         Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 9, 1996 by the following persons in the capacities indicated. Each person whose signature appears below hereby authorizes and appoints Jirka Rysavy, Robert L. King and Gary M. Jacobs, and any one of them, as his or her attorneys-in-fact, to sign and file on his or her behalf, in the capacities stated below, any and all pre-effective amendments and post-effective amendments to this Registration Statement.


                   Signature                              Title
                   ---------                              -----

/s/ Jirka Rysavy                Chairman of the Board and Chief Executive
- ----------------                Officer (Principal Executive Officer)
Jirka Rysavy


/s/ Robert L. King              President, Chief Operating Officer and Director
- ------------------
Robert L. King


/s/ Sam R. Leno                 Executive Vice President and Chief Financial
- ---------------                 Officer (Principal Financial Officer)
Sam R. Leno


/s/ Joanne C. Farver            Vice President-Controller (Principal Accounting
- --------------------            Officer)
Joanne C. Farver


/s/ Janet A. Hickey             Director
- -------------------
Janet A. Hickey


/s/ Clayton K. Trier            Director
- --------------------
Clayton K. Trier

                                Director
/s/ Mo Siegel
- -------------
Mo Siegel